Consolidated Financial Statements (Expressed in Canadian dollars) TANZANIAN ROYALTY EXPLORATION CORPORATION (An Exploration Stage Company) Years ended August 31, 2010, 2009 and 2008

KPMG LLP Chartered Accountants PO Box 10426 777 Dunsmuir Street Vancouver BC V7Y 1K3 Canada	Telephone (604) 691-3000 Fax (604) 691-3031 Internetwww.kpmg.ca

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Board of Directors of Tanzanian Royalty Exploration Corporation

We have audited the accompanying consolidated balance sheets of Tanzanian Royalty Exploration Corporation ("the Company") as of August 31, 2010 and 2009 and the related consolidated statements of operations, comprehensive loss and deficit, and cash flows for each of the years in the three-year period ended August 31, 2010. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.
We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company as of August 31, 2010 and 2009 and the results of its operations and its cash flows for each of the year in the three-year period ended August 31, 2010 in conformity with Canadian generally accepted accounting principles.
Canadian generally accepted accounting principles vary in certain significant respects from US generally accepted accounting principles. Information relating to the nature and effect of such differences is presented in Note 14 to the consolidated financial statements.
We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the Company's internal control over financial reporting as of August 31, 2010, based on the criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO), and our report dated November 24, 2010 expressed an adverse opinion on the effectiveness of the Company's internal control over financial reporting.

/s/  KPMG LLP
Chartered Accountants

Vancouver, Canada
November 24, 2010

KPMG LLP is a Canadian limited liability partnership and a member firm of the KPMG network of independent member firms affiliated with KPMG International Cooperative
(“KPMG International”), a Swiss entity. KPMG Canada provides services to KPMG LLP.

KPMG LLP Chartered Accountants PO Box 10426 777 Dunsmuir Street Vancouver BC V7Y 1K3 Canada	Telephone (604) 691-3000 Fax (604) 691-3031 Internetwww.kpmg.ca

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Board of Directors of
Tanzanian Royalty Exploration Corporation
We have audited Tanzanian Royalty Exploration Corporation's (the Company) internal control over financial reporting as of August 31, 2010, based on the criteria established in Internal Control - Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). The Company's management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting included in the accompanying Management's Report on Internal Controls over Financial Reporting.  Our responsibility is to express an opinion on the Company's internal control over financial reporting based on our audit.
We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects.  Our audit included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk.  Our audit also included performing such other procedures as we considered necessary in the circumstances.  We believe that our audit provides a reasonable basis for our opinion.
A Company's internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles.  A Company's internal control over financial reporting includes those policies and procedures that:  (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company's assets that could have a material effect on the financial statements.
Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements.  Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

KPMG LLP is a Canadian limited liability partnership and a member firm of the KPMG network of independent member firms affiliated with KPMG International Cooperative
(“KPMG International”), a Swiss entity. KPMG Canada provides services to KPMG LLP.

Tanzanian Royalty Exploration Corporation

A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of the Company's annual financial statements will not be prevented or detected on a timely basis.  The following material weakness has been identified and included in management's assessment:  the Company has limited accounting personnel with expertise in generally accepted accounting principles to enable effective segregation of duties with respect to financial reporting matters and internal control over financial reporting.  We do not express an opinion or any other form of assurance on management's statements referring to corrective actions taken after August 31, 2010, relative to the aforementioned material weakness in internal control over financial reporting.
We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated balance sheets of the Company as of August 31, 2010 and 2009, and the related consolidated statements of operations, comprehensive loss and deficit, and cash flows for each of the years in the three-year period ended August 31, 2010.  This material weakness was considered in determining the nature, timing, and extent of audit tests applied in our audit of the August 31, 2010 consolidated financial statements, and this report does not affect our report-dated November 24, 2010, which expressed an unqualified opinion on those consolidated financial statements.
In our opinion, because of the effect of the aforementioned material weakness on the achievement of the objectives of the control criteria, the Company has not maintained effective internal control over financial reporting as of August 31, 2010, based on criteria established in Internal Control - Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO).

/s/  KPMG LLP

Chartered Accountants

Vancouver, Canada
November 24, 2010

TANZANIAN ROYALTY EXPLORATION CORPORATION (An Exploration Stage Company) Consolidated Balance Sheets (Expressed in Canadian dollars) August 31, 2010 and 2009

	2010	2009

Assets

Current assets:
Cash and cash equivalents	$1,325,708	$1,165,746
Short term investment	40,425	-
Accounts and other receivables	79,073	43,516
Inventory	229,196	347,407
Prepaid expenses	60,362	70,720
	1,734,764	1,627,389

Mineral properties and deferred exploration costs (note 3)	29,956,026	26,950,430

Equipment and leasehold improvements (note 4)	1,092,770	707,386

	$32,783,560	$29,285,205

Liabilities and Shareholders' Equity

Current liabilities:
Accounts payable and accrued liabilities (note 9)	$620,795	$644,477
Current portion of obligations under capital lease (note 5)	-	39,693
	620,795	684,170

Convertible debt (note 6)	1,841,226	-

Shareholders' equity:
Share capital (note 8(b))	72,855,310	68,111,716
Share subscriptions received (note 13(a))	874,149	473,211
Contributed surplus (note 8(e))	476,205	472,578
Deficit	(43,884,125)	(40,456,470)
	30,321,539	28,601,035

Nature of operations and going concern (note 1)
Commitments (notes 3 and 10)
Subsequent events (note 13)

	$32,783,560	$29,285,205

See accompanying notes to consolidated financial statements.

Approved on behalf of the Board:

“James E. Sinclair”	Director	“Norman Betts”	Director

TANZANIAN ROYALTY EXPLORATION CORPORATION
(An Exploration Stage Company)
Consolidated Statements of Operations, Comprehensive Loss and Deficit
(Expressed in Canadian dollars)

Years ended August 31, 2010, 2009 and 2008

	2010	2009	2008
Expenses:
Amortization	$202,229	$100,563	$101,597
Annual general meeting	66,509	64,214	63,967
Consulting and management fees	262,532	276,514	230,086
Directors' fees	381,690	446,927	437,567
Insurance	95,375	101,798	91,084
Memberships, courses and publications	7,806	9,262	3,819
Office and administration	131,743	91,263	126,866
Office rentals	68,575	76,545	63,216
Press releases	5,074	1,260	16,554
Printing and mailing	29,671	26,217	32,376
Professional fees	346,966	481,179	394,628
Promotions and shareholder relations	2,616	22,292	17,561
Salaries and benefits	1,025,309	1,373,991	1,002,562
Stock-based compensation	283,450	62,401	118,976
Telephone and fax	31,767	17,274	21,005
Training	-	370	459
Transfer agent and listing	200,762	228,023	203,459
Travel and accommodation	76,032	87,820	46,513
Other	-	8,193	-
	3,218,106	3,476,106	2,972,295

Other expenses (earnings):
Consulting income	-	-	(87,615)
Foreign exchange	98,213	10,738	73,585
Interest, net	7,592	14,786	(15,254)
Interest accretion	23,010	-	-
Loss on sale of short-term investments	24,925	-	-
Property investigation costs	45,345	22,797	82,556
Write-off of mineral properties and deferred exploration costs (note 3)	10,464	1,207,409	672,478
	209,549	1,255,730	725,750

Loss and comprehensive loss for the year	(3,427,655)	(4,731,836)	(3,698,045)

Deficit, beginning of year	(40,456,470)	(35,724,634)	(32,026,589)

Deficit, end of year	$(43,884,125)	$(40,456,470)	$(35,724,634)

Basic and diluted loss per share	$(0.04)	$(0.05)	$(0.04)

Weighted average number of shares outstanding	90,892,870	89,041,180	87,372,662

See accompanying notes to consolidated financial statements.

TANZANIAN ROYALTY EXPLORATION CORPORATION (An Exploration Stage Company) Consolidated Statements of Cash Flows (Expressed in Canadian dollars) Years ended August 31, 2010, 2009 and 2008
2010		2009	2008

Cash provided by (used in):

Operations:
Loss for the year	$(3,427,655)	$(4,731,836)	$(3,698,045)
Items not affecting cash:
Amortization	202,229	100,563	101,597
Stock-based compensation	283,450	62,401	118,976
Non-cash directors' fees	299,314	323,622	303,883
Loss on short term investment held for sale	24,525	-	-
Interest accretion	23,010	-	-
Write-off of mineral properties and deferred exploration costs	10,464	1,207,409	672,478
	(2,584,663)	(3,037,841)	(2,501,111)
Changes in non-cash working capital:
Accounts receivable and other receivables	(35,557)	31,505	(3,246)
Inventory	118,211	104,932	(78,811)
Prepaid expenses	10,358	17,620	13,140
Accounts payable and accrued liabilities	(23,682)	141,700	(63,406)
	(2,515,333)	(2,742,084)	(2,633,434)

Investing:(CP)
Mineral properties and exploration expenditures (note 3)	(3,333,206)	(4,110,628)	(2,930,406)
Option payments received and recoveries	274,055	416,313	390,246
Proceeds onshort-term investment	11,830	-	-
Equipment and leasehold improvement expenditures	(587,613)	(13,935)	(82,819)
	(3,634,934)	(3,708,250)	(2,622,979)

Financing:
Share capital issued - net of issuance costs	3,511,268	5,990,000	4,880,026
Issuance of convertible debt	1,964,535	-	-
Share subscriptions received	874,119	473,211	-
Repayment of obligations under capital lease	(39,693)	(42,368)	(30,646)
	6,310,229	6,420,843	4,849,380

Increase (decrease) in cash and cash equivalents	159,962	(29,491)	(407,033)

Cash and cash equivalents, beginning of year	1,165,746	1,195,237	1,602,270

Cash and cash equivalents, end of year	$1,325,708	$1,165,746	$1,195,237

Supplementary information:
Interest received, net	$7,952	$(14,786)	$15,254
Non-cash transactions:
Mineral property recoveries by way of marketable securities	73,750	-	-
Stock-based compensation capitalized to mineral properties	30,659	103,181	33,034
Shares issued pursuant to RSU plan	664,115	416,316	367,124
Shares issued in current year for subscriptions received in prior year	473,211	-	2,344,971
Shares issued as fees on convertible debt (note 6)	95,000	-	-

See accompanying notes to consolidated financial statements.

TANZANIAN ROYALTY EXPLORATION CORPORATION (An Exploration Stage Company) Notes to Consolidated Financial Statements (Expressed in Canadian dollars) Years ended August 31, 2010, 2009 and 2008

1.	Nature of operations and going concern:

The Company is in the process of exploring its mineral properties and has not yet determined whether these properties contain mineral deposits that are economically recoverable. The recoverability of the amounts shown for mineral properties and related deferred costs are dependent upon the existence of economically recoverable reserves, securing and maintaining title and beneficial interest in the properties, the ability of the Company to obtain necessary financing to explore and develop, and upon future profitable production or proceeds from disposition of the mineral properties. The amounts shown as deferred expenditures and property acquisition costs represent net costs to date, less amounts recovered, amortized and/or written off, and do not necessarily represent present or future values.

2.	Significant accounting policies:

These consolidated financial statements are prepared in accordance with Canadian generally accepted accounting principles.  A reconciliation of material measurement differences to accounting principles generally accepted in the United States and practices prescribed by the Securities and Exchange Commission is provided in note 14.

	(a)	Principles of consolidation:
These consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. All intercompany amounts are eliminated on consolidation.
	(b)	Translation of foreign currencies:

The measurement currency of the Company in these consolidated financial statements is the Canadian dollar.  The Company's subsidiaries are considered integrated foreign subsidiaries and their accounts are translated using the temporal method.  Under this method, monetary assets and liabilities are translated at the prevailing year-end exchange rates.  Non-monetary assets are translated at historical exchange rates.  Revenue and expense items are translated at the average rate of exchange for the year except for those arising from non-monetary assets which are translated at the historical exchange rate.  Translation gains and losses are included in the statement of operations, comprehensive loss and deficit.

	(c)	Cash and cash equivalents:
Cash and cash equivalents consist of cash on deposit with banks or highly liquid short-term interest-bearing securities with maturities of three months or less when acquired.
	(d)	Short-term investment:

Short-term investment includes publicly traded common shares received as proceeds of mineral property option transactions.  Short-term investments have been classified as held-for-trading and are carried at fair value abased on Level 1 hierarchy input of quoted market prices.

2.	Significant accounting policies (continued):

	(e)	Inventory:
Inventory consists of supplies for the Company's drilling rig to be consumed during the course of exploration development and operations. Cost represents the delivered price of the item.

(f)	Mineral properties and deferred exploration costs:

The Company holds various positions in mineral property interests, including prospecting licences, reconnaissance licences, and options to acquire mining licences or leases.  All of these positions are classified as mineral properties for financial statement purposes.

Acquisition costs and exploration costs, including option payments, relating to mineral properties are deferred until the properties are brought into production, at which time they will be amortized on a unit-of-production basis, or until the properties are abandoned, sold or to be sold or management determines that the mineral property is not economically viable, at which time the unrecoverable deferred costs are written off.  Option payments arising on the acquisition of mineral property interests are exercisable at the discretion of the Company and are recognized as paid or payable.

Amounts recovered from third parties to earn an interest in the Company's mineral properties are applied as a reduction of the mineral property and deferred exploration costs.

Overhead costs directly related to exploration are allocated to the mineral properties explored during the year and are deferred and are to be amortized using the same method applied to property-specific exploration costs.  All other overhead and administration costs are expensed in the year they are incurred.

Under CICA Handbook Section 3061, Property, Plant, and Equipment, for a mining property, the cost of the asset includes exploration costs if the enterprise considers that such costs have the characteristics of property, plant, and equipment.  Emerging Issue Committee Abstract 174, Mining Exploration Costs, (EIC-174) states that a mining enterprise that has not established mineral reserves objectively, and therefore does not have a basis for preparing a projection of the estimated cash flow from the property, is not precluded from considering the exploration costs to have the characteristics of property, plant and equipment.  Therefore a mining enterprise in the development stage is not required to consider the conditions in Accounting Guideline No. 11, Enterprises in the Development Stage, (AcG 11) regarding impairment in determining whether exploration costs may be initially capitalized.

With respect to impairment of capitalized exploration costs, a mining enterprise in the development stage has not established mineral reserves objectively, and, therefore, does not have a basis for preparing a projection of the estimated cash flow from the property.  However, such an enterprise should consider the conditions set forth in AcG 11 and CICA Handbook Section 3061 in determining whether a subsequent write-down of capitalized exploration costs related to mining properties is required.

2.	Significant accounting policies (continued):

	(f)	Mineral properties and deferred exploration costs (continued):"

The Company considers that its exploration costs have the characteristics of property, plant, and equipment, and, accordingly, defers such costs.  Furthermore, pursuant to EIC-174, deferred exploration costs are not automatically subject to regular assessment of recoverability, unless conditions, such as those discussed in AcG 11, exist.

The Company follows these recommendations and therefore the unproven mineral property claim costs are initially capitalized.  Mineral properties and deferred exploration costs are tested for impairment whenever events or changes in circumstances indicate that their carrying amount may not be recoverable.  An impairment loss is recognized if, at the date it is tested for recoverability, the carrying amount of the mineral property exceeds the sum of the undiscounted cash flows expected to result from its production and/or eventual disposition.  The impairment loss is measured as the amount by which the carrying amount of the mineral property exceeds its fair value.

	(g)	Equipment and leasehold improvements:

Equipment and leasehold improvements, other than mineral properties and deferred exploration and development costs, are recorded at cost and amortization is provided for on a declining balance basis using the following rates:

		Assets	Rate

		Machinery and equipment	20% to 30%
		Automotive	30%
		Computer equipment	30%
		Drilling equipment and automotive equipment under capital lease	6.67%
		Leasehold improvements	20%

(h)	Stock-based compensation:

All stock-based compensation is determined based on the fair value method and expensed over the expected vesting period.  The fair value of restricted stock units (RSUs) is determined as the market price of the Company's shares on the grant date multiplied by the number of RSUs granted.

2.	Significant accounting policies (continued):

(i) Income taxes:

The Company follows the asset and liability method of accounting for income taxes.  Under the asset and liability method, future income tax assets and liabilities are determined based on differences between the financial statement carrying values of existing assets and liabilities and their respective income tax bases (temporary differences) and loss carry forwards, and are measured using the enacted or substantively enacted tax rates expected to be in effect when the temporary differences are likely to reverse.  Future tax benefits, such as non-capital loss carry forwards, are recognized if realization of such benefits is considered more likely than not.

(j)	Asset retirement obligation:

The Company recognizes the fair value of a future asset retirement obligation as a liability in the period in which it incurs a legal obligation associated with the retirement of tangible long-lived assets that results from the acquisition, construction, development, and/or normal use of the assets if a reasonable estimate of fair value can be made.  The Company concurrently recognizes a corresponding increase in the carrying amount of the related long-lived asset that is depreciated over the life of the asset.  The fair value of the asset retirement obligation is estimated using the expected cash flow approach that reflects a range of possible outcomes discounted at a credit-adjusted risk-free interest rate.  Subsequent to the initial measurement, the asset retirement obligation is adjusted at the end of each period to reflect the passage of time and changes in the estimated future cash flows underlying the obligation.  Changes in the obligation due to the passage of time are recognized in income as an operating expense using the interest method.  Changes in the obligation due to changes in estimated cash flows are recognized as an adjustment of the carrying amount of the related long-lived asset that is depreciated over the remaining life of the asset.

The Company has determined that it has no material asset retirement obligations as at August 31, 2010 and 2009.
(k)	Loss per share:

Loss per share has been calculated using the weighted average number of common shares issued and outstanding.  Shares held in escrow subject to performance conditions for release are considered contingently issuable shares and are excluded from the weighted average number of shares used in calculating loss per share prior to their eligibility for release.  All outstanding stock options, restricted stock units, special warrants and share purchase warrants, all of which could potentially dilute basic loss per share, have not been included in the computation of diluted loss per share because to do so would be anti-dilutive.

2.	Significant accounting policies (continued):

	(l)	Use of estimates:

The preparation of financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingencies at the date of the financial statements and the reported amounts of revenues and expenses during the year.  Areas requiring the use of estimates and measurement uncertainties include the valuation and impairment of value of mineral properties and deferred exploration costs and the determination of future income taxes.  Actual results may differ from management's estimates.

	(m)	Segmented information:

The Company's principal operations are located in Tanzania.  The Company conducts its business in a single operating segment being the investment in and exploration of mineral properties.  All mineral properties (note 3) and significant equipment and leasehold improvements are situated in Tanzania (note 4).

	(n)	Comparative figures:
Certain comparative figures have been reclassified to conform with the financial statement presentation adopted for the current year.
	(o)	Financial Instruments - Recognition and Measurement:
Financial assets and liabilities, including derivative instruments, are classified into one of the following balance sheet categories:

●  Held-for-trading financial assets and liabilities are initially measured at fair value with subsequent changes in fair value being recognized in the net earnings;

●  Available-for-sale financial assets are initially measured at fair value with subsequent changes in fair value being recognized in other comprehensive income until the instrument is derecognized or impaired at which time the amount would be recorded in net earnings; or

●  Held-to-maturity investments, loans and receivables, or other financial liabilities are initially measured at fair value with subsequent changes measured at amortized cost utilizing the effective interest rate method.

2.	Significant accounting policies (continued):

	(o)	Financial Instruments - Recognition and Measurement (continued):

The Company classified financial instruments as follows:

● Cash and cash equivalents and short term investments are classified as held-for-trading and accordingly carried at their fair values;

● Accounts and other receivables are classified as loans and receivables; and

● Accounts payable and accrued liabilities and convertible debt are classified as other financial liabilities.

As at August 31, 2010 and 2009, the carrying value of cash and cash equivalents, accounts and other receivables and accounts payable and accrued liabilities approximate their fair values due to their short term to maturity.  Cash and cash equivalents and short term investment fair values are based on Level 1 hierarchy inputs.

Transaction costs that are directly attributable to the issuance of financial assets or liabilities are accounted for as part of the carrying value at inception, and are recognized over the term of the assets or liabilities using the effective interest method.

(p)
Adoption of new accounting policies and pronouncements:
Effective September 1, 2009, the Company adopted on a prospective basis, the following new accounting standards issued by the Canadian Institute of Chartered Accountants (CICA):

(i)
Handbook Section 3862, Financial Instruments – Disclosures establishes revised standards for the disclosure of financial instruments. The new standard establishes a three-tier hierarchy as a framework for disclosing fair value of financial instruments based on inputs used to value the Company's investments. The hierarchy of inputs and description of inputs is described as follows:

	●	Level 1 – fair values are based on quoted prices (unadjusted in active markets for identical assets or liabilities;
	●	Level 2 – fair values are based on inputs other than quoted prices included in Level 1 that are observable for the asset or liability, either directly (as prices) or indirectly (derived from prices); or
	●	Level 3 – fair values are based on inputs for the asset or liability that are not based on observable market data, which are unobservable inputs.
The required disclosure can be found in notes 2(d) and 2(o).
(ii)	CICA 3064 Goodwill and Intangible Assets:

In February 2008, the CICA issued Handbook Section 3064, Goodwill and Intangible Assets, which replaces Section 3062, Goodwill and Intangible Assets, and Section 3450, Research and Development Costs.  Section 3064 establishes standards for the recognition, measurement, and disclosure of goodwill and intangible assets.  This new standard applies to the Company's interim and annual financial statements effective September 1, 2009 and had no material impact upon adoption on the Company's consolidated financial statements.

2.	Significant accounting policies (continued):
	(p)	Future Canadian accounting standards:
		(i)	International Financial Reporting Standards (IFRS):

In 2006, the Canadian Accounting Standards Board (AcSB) published a new strategic plan that will significantly affect financial reporting requirements for Canadian companies.  The AcSB strategic plan outlines the convergence of Canadian GAAP with IFRS over an expected five year transitional period.  In February 2008, the AcSB announced that 2011 is the changeover date for publicly-listed companies to use IFRS, replacing Canadian GAAP.  The changeover date is for interim and annual financial statements relating to fiscal years beginning on or after January 1, 2011.  The Company will therefore adopt IFRS for its August 2012 year end.  The transition date of September 1, 2010 will require the restatement for comparative purposes of amounts reported by the Company for the year ended August 31, 2011.  While the Company has begun assessing the adoption of IFRS for 2011, the financial reporting impact of the transition to IFRS cannot be reasonably estimated at this time.

3.	Mineral properties and deferred exploration costs:
The Company explores or acquires gold or other precious metal concessions through its own efforts or through the efforts of its subsidiaries. All of the Company's concessions are located in Tanzania.

For each concession granted in Tanzania under a prospecting or a reconnaissance licence, the Company is required to carry out a minimum amount of exploration work before a mining licence can be granted for further development.  Commencing with the new mining act issued in Tanzania in 1998, a prospecting licence is issued for a period of up to three years and renewable two times for a period up to two years each.  At each renewal at least 50% of the remaining area is relinquished.  A reconnaissance licence is issued for two years and renewed for a period not exceeding a year.  All prospecting licences are granted subject to an annual rental fee of not more than USD$50 per square kilometer payable to the government of Tanzania, a minimum exploration work commitment, and employment and training of Tanzanians.  In addition, the government of Tanzania imposes a royalty on the gross value of all production at the rate of 3% of all gold produced.

TANZANIAN ROYALTY EXPLORATION CORPORATION (An Exploration Stage Company) Notes to Consolidated Financial Statements (Expressed in Canadian dollars) Years ended August 31, 2010, 2009 and 2008

3.	Mineral properties and deferred exploration costs (continued):
	The continuity of expenditures on mineral properties is as follows:

		Itetemia Project (a)	Luhala Project (b)	Kigosi (c)	Lunguya (d)	Kanagele (e)	Tulawaka (f)	Ushirombo (g)	Mbogwe (h)	Biharamulu (i)	Other (j)	Total

	Balance, August 31, 2007	$ 6,316,844	$ 4,233,154	$ 4,061,498	$ 2,834,740	$ 1,140,999	$ 876,756	$ -	$ 462,473	$ 348,308	$ 2,184,855	$ 22,459,627
	Exploration expenditures:
	Camp, field supplies and travel	-	-	312,588	13,163	6,311	-	4,004	1,015	3,497	65,647	406,225
	Exploration and field overhead	-	6,344	895,209	40,114	14,770	31,636	25,037	18,681	19,091	223,454	1,274,336
	Geological consulting and field wages	-	-	-	-	-	-	-	-	-	-	-
	Geophysical and geochemical	-	-	179,631	3,813	9,988	603	9,512	3,277	2,883	99,548	309,255
	Property acquisition costs	-	-	19,260	-	47,711	14,077	-	-	-	298,176	379,224
	Trenching and drilling	-	-	594,400	-	-	-	-	-	-	-	594,400
	Recoveries	(108,533)	(123,451)	-	-	-	(59,440)	-	-	(98,822)	-	(390,246)
		(108,533)	(117,107)	2,001,088	57,090	78,780	(13,124)	38,553	22,973	(73,351)	686,825	2,573,194

	Write-offs	-	-	(31,220)	(129,566)	(6,801)	(190,020)	-	(8,472)	(256,438)	(49,961)	(672,478)

	Balance, August 31, 2008	6,208,311	4,116,047	6,031,366	2,762,264	1,212,978	673,612	38,553	476,974	18,519	2,821,719	24,360,343
	Exploration expenditures:
	Camp, field supplies and travel	-	-	271,912	5,476	-	-	830	4,680	-	10,375	293,273
	Exploration and field overhead	30,458	1,203	1,315,001	41,178	15,968	6,100	26,758	25,661	2,743	230,919	1,695,989
	Geophysical and geochemical	-	-	266,525	12,776	-	-	10,375	16,577	-	24,164	330,417
	Property acquisition costs	29,833	-	24,866	-	47,213	14,675	-	1,692	-	354,008	472,287
	Trenching and drilling	-	-	1,421,843	-	-	-	-	-	-	-	1,421,843
	Recoveries	(159,016)	(193,514)	(60,006)	-	-	(1,661)	-	-	(2,116)	-	(416,313)
		(98,725)	(192,311)	3,240,141	59,430	63,181	19,114	37,963	48,610	627	619,466	3,797,496
		6,109,586	3,923,736	9,271,507	2,821,694	1,276,159	692,726	76,516	525,584	19,146	3,441,185	28,157,839
	Write-offs	-	-	-	-	(246,546)	-	-	(486,919)	-	(473,944)	(1,207,409)

	Balance, August 31, 2009	6,109,586	3,923,736	9,271,507	2,821,694	1,029,613	692,726	76,516	38,665	19,146	2,967,241	26,950,430
	Exploration expenditures:
	Camp, field supplies and travel	-	-	272,210	10,706	-	-	52	-	93	312	283,373
	Exploration and field overhead	1,265	1,773	998,291	114,215	12,097	3,508	169,735	42,088	190,195	215,759	1,748,926
	Geological consulting and field wages	-	-	8,526	-	-	-	-	-	-	-	8,526
	Geophysical and geochemical	-	-	478,520	6,748	-	-	-	-	35	518	485,821
	Property acquisition costs	27,343	-	24,110	-	55,421	14,851	-	-	-	243,796	365,521
	Trenching and drilling	-	-	471,698	-	-	-	-	-	-	-	471,698
	Recoveries	(192,260)	(83,395)	(35)	-	-	(32,042)	-	-	(40,073)	-	(347,805)
		(163,652)	(81,622)	2,253,320	131,669	67,518	(13,683)	169,787	42,088	150,250	460,385	3,016,060
		5,945,934	3,842,114	11,524,827	2,953,363	1,097,131	679,043	246,303	80,753	169,396	3,427,626	29,966,490
	Write-offs	-	-	-	-	-	-	-	-	-	(10,464)	(10,464)

	Balance, August 31, 2010	$ 5,945,934	$ 3,842,114	$ 11,524,827	$ 2,953,363	$ 1,097,131	$ 679,043	$ 246,303	$ 80,753	$ 169,396	$ 3,417,162	$ 29,956,026

TANZANIAN ROYALTY EXPLORATION CORPORATION (An Exploration Stage Company) Notes to Consolidated Financial Statements (Expressed in Canadian dollars) Years ended August 31, 2010, 2009 and 2008

3.	Mineral properties and deferred exploration costs (continued):

The Company assessed the carrying value of mineral properties and deferred exploration costs as at August 31, 2010 and recorded a write-down of $10,464.
	(a)	Itetemia Project:

Through prospecting and mining option agreements, the Company has options to acquire interests in several ltetemia property prospecting licenses.  The prospecting licenses comprising the Itetemia property are held by the Company; through the Company's subsidiaries, Tancan or Tanzam.  In the case of one prospecting license, Tancan acquired its interest pursuant to the Stamico Venture Agreement, as amended June 18, 2001 and July 2005.

Stamico retains a 2% royalty interest as well as a right to earn back an additional 20% interest in the prospecting licence by meeting 20% of the costs required to place the property into production.  The Company retains the right 10 purchase one-half of Stamico's 2% royalty interest in exchange for USD$1,000,000.

The Company is required pay to Stamico an annual option fee of USD$25,000 per annum until commercial production.
As at August 31, 2010, two of the licenses are subject to an Option Agreement with Barrick Exploration Africa Ltd. (BEAL) (note 3(k)).

In January 2007, the Company concluded an Option and Royalty Agreement with Sloane over a portion of the Company's Itetemia Property.  Under the Option Agreement, the Company granted Sloane the right to earn a beneficial interest ranging from 90% to 100% in certain ltetemia prospecting licenses in the Lake Victoria greenstone belt of Tanzania.

During the year ended August 31, 2010, the Company did not abandon any licences in the area and no write-off was taken in this area (2009 - nil; 2008 - nil).
	(b)	Luhala Project:
The Luhala property consists of prospecting licenses covering an area of approximately 60 square kilometres.

In January 2007, the Company concluded an Option Royalty Agreement with Sloane for its Luhala property.  Under the Option Agreement, the Company granted Sloane the right to earn a 100% beneficial interest in the Luhala Project.  In December 2009, Sloane returned seven Luhala licences to the Company.

During the year ended August 31, 2010, the Company did not abandon any licences in the area and no write-off was taken in this area (2009 - nil; 2008 - nil).

TANZANIAN ROYALTY EXPLORATION CORPORATION (An Exploration Stage Company) Notes to Consolidated Financial Statements (Expressed in Canadian dollars) Years ended August 31, 2010, 2009 and 2008

3.	Mineral properties and deferred exploration costs (continued):

	(c)	Kigosi:

The Kigosi Project area encompasses approximately 650 square kilometres, principally located within the Kigosi Game Reserve controlled area.  Through prospecting and mining option agreements, the Company has options to acquire interests in several Kigosi prospecting licenses.  To maintain the options, the Company is required to make certain expenditures and fund all exploration costs of the properties.

The Company must make payments totalling USD$162,000 over eight years (USD$136,000 paid to date with the balance required as follows:  2011 - USD$26,000) and is required to fund all costs of exploration of the properties in order to maintain the options.

During the year ended August 31, 2010, the Company did not abandon any licences in the area therefore no write off was taken for this property (2009 - nil; 2008 - $31,220).

The Company entered into a Purchase and Sale Agreement with Ashanti Goldfields (Cayman) Limited (Ashanti) dated September 26, 2006 for the repurchase of its rights to the Kigosi property, including all related camp and equipment, along with the purchase of a non-associated property, the Dongo property, from Ashanti.

The acquisition will be satisfied by the issuance to Ashanti a total of 180,058 common shares of the Company in two tranches and subject to certain conditions set out below.  The two tranches consist of:  (i) the issuance of 160,052 common shares which were issued in consideration of the transfer to the Company of the Kigosi Rights, as defined in the Agreement; and (ii) subject to receipt of ministerial consent from the Tanzanian government to the transfer from Ashanti to the Company of the Dongo Rights, as defined in the Agreement, the issuance to Ashanti of 20,006 common shares of the Company.  As at August 31, 2010, the issuance of 20,006 common shares remains outstanding.

	(d)	Lunguya:
The Lunguya property is situated in the Lake Victoria Greenstone Belt. The Lunguya property covers an area of approximately 140 square kilometres.

Through Prospecting and Mining Option Agreements, the Company has options to acquire interests ranging from 60% to 75% in certain Lunguya licences.  To maintain the options, the Company is required to meet certain expenditure requirements and fund all exploration costs of the properties.

During the year ended August 31, 2010, the Company did not abandon any licences in the area no write off was taken for this property (2009 - nil; 2008 - $129,566).

TANZANIAN ROYALTY EXPLORATION CORPORATION (An Exploration Stage Company) Notes to Consolidated Financial Statements (Expressed in Canadian dollars) Years ended August 31, 2010, 2009 and 2008

3.	Mineral properties and deferred exploration costs (continued):

	(e)	Kanagele:

In 2002, the Company entered into an Option Agreement requiring payments totaling USD$72,000 over eight years (USD$72,000 paid) in exchange for a 90% interest in three prospecting licences and an option to purchase the remaining 10% upon production decision.  In 2004, the Company entered into an Option Agreement for one prospecting license requiring payments of USD$145,000 (USD$91,000 paid to date) over nine years.

In 2005, the Company entered into two agreements for two prospecting licenses for an 85% interest requiring payments of USD$173,000 over six years (USD$132,000 paid to date).  The Company has options to acquire a 65% interest in the other licences acquired through Prospecting and Option Agreements.  The Company is required to fund all exploration costs of the properties.

During the year ended August 31, 2010, the Company did not abandon any licences in the area therefore no write off was taken for this property (2009 - $246,546; 2008 - $6,801).
	(f)	Tulawaka:

The Company owns or has options to acquire interests ranging from 65% to 90% in the licences through prospecting and option agreements.  Three licences are subject to an option agreement with MDN Inc. (MDN) (note 3(l)).

During the year ended August 31, 2003, the Company entered into a prospecting mining option agreement to acquire a 90% interest in a prospecting license.  The Company must make payments of USD$117,000 over eight years, (USD$84,000 paid to date with the balance required as follows: 2011 - USD$16,000; 2012 - USD$17,000) and is required to fund all exploration costs of the property to maintain its option.

During the year ended August 31, 2010, the Company did not abandon any licences in the area therefore no write off was taken for this property (2009 - nil; 2008 - $190,020).
	(g)	Ushirombo:

The Company holds 100% interest or through Prospecting and Option Agreements has options to acquire interests ranging from 65% to 80% in the other licences.  The Company is required to fund all exploration costs of the properties.

During the year ended August 31, 2010, the Company did not abandon any licences in the area and no write off was taken in this area (2009 - nil; 2008 - nil).

TANZANIAN ROYALTY EXPLORATION CORPORATION (An Exploration Stage Company) Notes to Consolidated Financial Statements (Expressed in Canadian dollars) Years ended August 31, 2010, 2009 and 2008

3.	Mineral properties and deferred exploration costs (continued):

	(h)	Mbogwe:

Through prospecting and option agreements the Company has options to acquire interests ranging from 51% to 80% in these licences.  The Company is required to fund all exploration costs of the properties.

		During the year ended August 31, 2010, the Company did not abandon licences in the area and no write off was taken for this property (2009 - $468,919; 2008 - $8,472).
	(i)	Biharamulo:

The Company has options to acquire interests ranging from 51% to 65% in the other licences.  The Company is required to fund all exploration costs of the properties.  Three of the licences are subject to the option agreement with MDN (note 3(l)).

		During the year ended August 31, 2010, the Company did not abandon any licences in the area no write off was taken for this property (2009 - nil; 2008 - $256,438).
	(j)	Summary:
		The Company has options to acquire interests in their other properties ranging from 51% to 100%. To maintain these options and licences, the Company must make the following future payments:

		2011	408,500
		2012	209,000
		2013	160,000
		2014	45,000
		Thereafter	-

During the year ended August 31, 2010, the Company abandoned certain licences in the areas and wrote off $10,464 (2009 - $473,944; 2008 - $49,961) of costs related to the abandoned area located within the other properties category.

	(k)	Joint venture with BEAL:

BEAL had the option to acquire the total rights, titles, and interests of the Company in prospecting licences in various properties, herein called the BEAL project. In exchange for this option, BEAL paid USD$100 to the Company.  To maintain and exercise the option, BEAL was required to incur USD$250,000 in exploration and development costs on the BEAL project within a year of closing the agreement (completed), and thereafter, BEAL must expend USD$50,000 each year for each retained prospecting licence.  In addition, BEAL must make USD$40,000 annual payments to the Company for each retained prospecting licences in December 2006 and subsequent years.

Within thirty days after commercial production, BEAL must pay the Company USD$1,000,000 and an additional USD$1,000,000 on each of the next two years.  BEAL will also pay the owner of the licence 1.5% of net smelter returns.

TANZANIAN ROYALTY EXPLORATION CORPORATION (An Exploration Stage Company) Notes to Consolidated Financial Statements (Expressed in Canadian dollars) Years ended August 31, 2010, 2009 and 2008

3.	Mineral properties and deferred exploration costs (continued):

	(k)	Joint venture with BEAL (continued):
The Company has received from BEAL notices of relinquishment for all rights, titles, and interests in all but two prospecting licenses included in the Option Agreement, which are located at Itetemia.
	(l)	Option Agreement with MDN:

On January 20, 2003, as amended on March 18, 2003 and January 9, 2007, the Company entered into an agreement with MDN granting MDN the exclusive option to acquire the total rights, titles, and interests of the Company in certain prospecting licences.  To maintain and exercise the option, MDN has made annual payments for each retained prospecting licence, incurred minimum exploration and development expenditures and certain drilling requirements undertake all obligations of the Company in respect of the licences and complete a feasibility study by December 31, 2009.  Upon exercise of the option, the Company shall retain a net smelter return royalty fluctuating between 0.5% to 2% depending on the price of gold.  On November 11, 2009, the Company was advised by MDN that a feasibility study and production decision would not be made by December 31, 2009.  In consideration for a second extension of the feasibility study and production decision date to December 31, 2010, MDN issued 125,000 common shares of MDN to the Company.  The prospecting licences under option to MDN are located at Biharamulo and Tulawaka.

These 125,000 shares were issued to the Company on November 17, 2009 at a cost basis of $73,750.  The Company designed the short term investment as held-for-trading.  On May 31, 2010, the Company sold 10,000 of these shares for proceeds of $4,100 and recognized a loss of $1,800.  On June 1, 2010, the Company sold 10,000 of the shares for proceeds of $4,300 and recognized a loss of $1,600.  As at August 31, 2010, the remaining 105,000 shares had a fair value of $40,425.  The Company recorded a  loss of $24,525 during the period.

	(m)	Option Agreement with Kazakh Africa Mining Ltd. (Kazakh):

In January 2009, the Company signed an Option and Royalty Agreement with Kazakh over the Company's Mwadui Project area diamond prospecting licenses and applications located in the Lake Victoria Greenstone Belt of Tanzania.  Kazakh has the option to acquire a 100% interest in the licenses by fulfilling various option payments over a 72-month period, whereby the Company will then receive a gross overriding royalty of 1.5% on all diamonds sold, and a net smelter returns royalty of up to 2% on any other minerals produced.

TANZANIAN ROYALTY EXPLORATION CORPORATION (An Exploration Stage Company) Notes to Consolidated Financial Statements (Expressed in Canadian dollars) Years ended August 31, 2010, 2009 and 2008

3.	Mineral properties and deferred exploration costs (continued):

	(n)	Option Agreement with Songshan Mining Co. Ltd., a corporation based in the People's Republic of China (Songshan):

On February 25, 2009, the Company entered into an Option and Royalty Option Agreement with Songshan, granting Songshan an option to acquire a 100% interest in the Company's 26 Kabanga nickel licenses and applications located in northwestem Tanzania, by completing certain exploration work over a period of three years, and then making a production decision, subject to a 3% net smeller royalty reserved in favor of the Company.  In January 2010, Jinchuan Mining, a Chinese metals company, concluded an agreement with Songshan to participate in the exploration and development of the Kabanga nickel properties.  Jinchuan Mining has agreed to act as operator and hold complete financial responsibility for all exploration activities on the nickel exploration licences.

	(o)	Option Agreement with Joseph Magunila and Partners (JMP):

In February 2010, the Company entered into an Option and Royalty Agreement with JMP over an area in the Kahama District of the Shinyanga Region in Tanzania 100% owned by JMP.  The agreement grants the Company an option to acquire up to 90% of JMP's interest and/or, at the sole discretion of the Company in licenses surrounding the Lunguaya and Kahama properties, to enter into a mining and exploration services agreement with the remuneration, or royalty system, which will have the same monetary effect of a 90% interest.   The Company paid US$90,000 for this option.

TANZANIAN ROYALTY EXPLORATION CORPORATION (An Exploration Stage Company) Notes to Consolidated Financial Statements (Expressed in Canadian dollars) Years ended August 31, 2010, 2009 and 2008

4.	Equipment and leasehold improvements:

	2010	Cost	Accumulated amortization	Net book value

	Drilling equipment	$464,487	$199,997	$264,490
	Automotive equipment under capital lease	173,034	68,531	104,503
	Automotive	209,434	95,996	113,438
	Computer equipment	120,597	81,715	38,882
	Machinery and equipment	780,394	209,309	571,085
	Leasehold improvements	5,594	5,222	372

		$1,753,540	$660,770	$1,092,770

	2009	Cost	Accumulated amortization	Net book value

	Drilling equipment	$568,632	$168,995	$399,637
	Automotive equipment under capital lease	207,842	58,581	149,261
	Automotive	214,574	157,446	57,128
	Computer equipment	120,574	99,903	20,671
	Machinery and equipment	184,769	104,722	80,047
	Leasehold improvements	6,718	6,076	642

		$1,303,109	$595,723	$707,386

5.	Obligations under capital lease:

During the year ended August 31, 2010, the Company has continued to finance two vehicles under capital lease arrangements.  The capital lease has been fully paid for on July 29, 2010.  There are no other capital leases.

TANZANIAN ROYALTY EXPLORATION CORPORATION (An Exploration Stage Company) Notes to Consolidated Financial Statements (Expressed in Canadian dollars) Years ended August 31, 2010, 2009 and 2008

6.	Convertible debt:

	Allocation of gross proceeds at inception:

		May	June	Total

	Gross proceeds	$1,000,000	$1,000,000	$$2,000,000
	Fair value of liability portion	978,997	965,375	1,944,372
	Fair value of equity portion	21,003	34,625	55,628

	Liability portion of convertible debt:
	Opening balance	-	-	-
	Initial fair value of debt component	978,997	965,375	1,944,372
	Issuance costs	(14,996)	(111,160)	(126,156)
	Accretion expense	12,540	10,470	23,010
	Interest paid	-	-	-
	Conversion into common shares	-	-	-

	Closing balance of liability portion	$976,541	$864,685	$1,841,226

	Equity portion of convertible debt:
	Opening balance	$-	$-	$-
	Initial fair value of debt component	21,003	34,625	55,628
	Issuance costs	(322)	(3,987)	(4,309)
	Conversion into common shares	-	-	-

	Closing balance of liability portion	$20,681	$30,638	$51,319

On May 28, 2010, the Company issued a three-year convertible promissory note to an arm's length third party in the principal amount of $1,000,000 bearing interest at 3% and convertible into 222,173 common shares at a price of $4.501.  A bonus of 25,000 common shares will be payable if the note is converted into common shares by October 11, 2011.

On August 17, 2010, the Company issued a three-year convertible promissory note to an arm's length third party, in the principal amount of $1,000,000 bearing interest at 3% and convertible into 255,484 common shares at a price of $4.286.  The agreement charged finance and commitment fees of $95,000 which was paid by issuing 22,166 common shares.  These shares will be refundable to the Company if the remaining principal is not fully converted into common shares by December 9, 2011.

Each of the convertible debentures includes a conversion feature.  The Company determined a fair value of the financial liability by obtaining independent bank rates of 3.75% for the May 2010 debt and 4.25% for the August 2010 debt,   assuming a three-year expected life and assigned the residual value of the equity conversion features for both debts of $55,628.  Total transaction costs for the two debt agreements was $130,465 of which $4,309 was allocated to the equity component, which aggregated to $51,319 (note 8(e)).

TANZANIAN ROYALTY EXPLORATION CORPORATION (An Exploration Stage Company) Notes to Consolidated Financial Statements (Expressed in Canadian dollars) Years ended August 31, 2010, 2009 and 2008

7.	Income taxes:

The tax effects of significant temporary differences which would comprise tax assets and liabilities at August 31, 2010 and 2009 are as follows:

2010	2009

Future income tax assets:
Equipment	$63,000	$67,000
Non-capital losses for tax purposes	6,103,000	6,248,000
Capital losses for tax purposes	32,000	34,000
Resource related deductions carried forward	445,000	1,746,000
Finance costs	(5,000)	-
6,638,000	8,095,000

Valuation allowance	(6,638,000)	(8,095,000)

Net future income tax assets	$-	$-

Future income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes.  In assessing the recoverability of future tax assets, management considers whether it is more likely than not that some portion or all of the future tax assets will not be realized.  The ultimate realization of future tax assets is dependent upon the generation of future taxable income during the periods in which the temporary differences become deductible.  During 2009, management identified that certain of the Company's future income tax assets at August 31, 2008 were overstated and this has been amended resulting in decrease of $770,000 in the future income tax asset and related valuation allowance previously disclosed.

At August 31, 2010, the Company has non-capital losses for Canadian income tax purposes of approximately $9,358,000, which are available to carry forward to reduce future years' taxable income.  These income tax losses expire as follows:

2014	$914,000
2015	997,000
2026	1,711,000
2027	1,388,000
2028	1,333,000
2029	1,588,000
2030	1,427,000

$9,358,000

TANZANIAN ROYALTY EXPLORATION CORPORATION (An Exploration Stage Company) Notes to Consolidated Financial Statements (Expressed in Canadian dollars) Years ended August 31, 2010, 2009 and 2008

7.	Income taxes (continued):

	The Company has non-capital losses for Tanzania tax purposes of approximately $12,545,000 which have no expiry date.
	The reconciliation of income tax attributable to continuing operations computed at the statutory tax rates to income tax expense is:

		2010	2009	2008

	Combined basic Canadian federal and provincial statutory income tax rates including surtaxes	30.3%	31.8%	30.4%

	Statutory income tax rates applied to accounting income	$(1,040,000)	$(1,502,000)	$(1,123,000)

	Increase (decrease) in provision for income taxes:
	Valuation allowance	(1,457,000)	1,256,000	(71,000)
	Foreign tax rates different from statutory rate	236,000	157,000	683,000
	Permanent differences and other items	1,804,000	(144,000)	300,000
	Loss expired in year	457,000	233,000	211,000
		1,040,000	1,502,000	1,123,000

	Recovery (provision) for income taxes	$-	$-	$-

8.	Share capital:

	(a)	Authorized:

The Corporation's Restated Articles of Incorporation authorize the Corporation to issue an unlimited number of common shares.  As of January 9, 2008, the Board resolved that the Corporation authorize for issuance up to a maximum of 96,000,000 common shares, subject to further resolutions of the Company's Board of Directors.

TANZANIAN ROYALTY EXPLORATION CORPORATION (An Exploration Stage Company) Notes to Consolidated Financial Statements (Expressed in Canadian dollars) Years ended August 31, 2010, 2009 and 2008

8.	Share capital (continued):

	(b)	Issued common shares, warrants and share subscriptions:

			Number of shares	Amount

		Balance, August 31, 2007	86,748,493	$54,113,279
		Issued for private placements (note 8(b))	1,031,695	5,724,997
		Issued pursuant to share subscriptions agreement (note 8(b))	271,374	1,500,000
		Issued pursuant to Restricted Shares Unit Plan (note 8(d))	62,790	367,124

		Balance, August 31, 2008	88,114,352	61,705,400
		Issued for private placements (note 8(b))	1,456,801	5,240,000
		Issued pursuant to share subscriptions agreement (note 8(b))	141,809	750,000
		Issued pursuant to Restricted Shares Unit Plan (note 8(d))	69,582	416,316

		Balance, August 31, 2009	89,782,544	68,111,716
		Issued for private placements, net (note 8(b))	1,462,584	3,984,479
		Issued pursuant to Restricted Shares Unit Plan (note 8(d))	148,165	664,115
		Issued for financing and commitment fees in convertible debt agreements (note 6)	22,166	95,000

		Balance, August 31, 2010	91,415,459	$72,855,310

On August 8, 2006, the Company entered into a private placement subscription agreement with the Chairman and CEO for the purchase of an aggregate of $3,000,000 worth of common shares of the Company in eight separate quarterly tranches of $375,000 each.  The initial quarterly period commenced February 1, 2007.  As at August 31, 2009 all of the eight quarterly tranches had been subscribed for.

On February 19, 2008, the Company completed a $1,000,000 private placement pursuant to a subscription agreement dated February 4, 2008 with Chairman and CEO, for the purchase of 167,196 common shares at a price of $5.981 per share.

On May 14, 2008, the Company completed a $1,725,000 private placement pursuant to a subscription agreement dated may 1, 2008 with the Chairman and CEO, for the purchase of 332,434 common shares at a price of $5.189 per share.

On August 7, 2008, the Company completed a $1,000,000 private placement pursuant to a subscription agreement dated July 15, 2008 with the Chairman and CEO, for the purchase of 184,843 common shares at a price of $5.41 per share.

TANZANIAN ROYALTY EXPLORATION CORPORATION (An Exploration Stage Company) Notes to Consolidated Financial Statements (Expressed in Canadian dollars) Years ended August 31, 2010, 2009 and 2008

8.	Share capital (continued):

	(b)	Issued common shares, warrants and share subscriptions (continued):
On October 10, 2008, the Company completed a private placement with the Chairman and CEO, for 327,225 common shares at a price of $3.056 per share for total proceeds of $1,000,000.
On December 9, 2008, the Company completed a private placement with Van Tongeren Management LLC for 352,381 common shares at a price of $2.10 per share for total proceeds of $740,000.

On February 1, 2009, the Chairman and CEO of the Company confirmed his intention to continue his regular investments in Tanzanian Royalty by entering into a new Private Placement Subscription Agreement dated February 1, 2009 with the Company under which he agreed to subscribe for common shares of the Company for an aggregate amount of $3,000,000.

On March 4, 2009, the Company completed a private placement with the Chairman and CEO for 189,036 common shares at a price of $5.29 per share for total proceeds of $1,000,000.
On April 14, 2009, the Company completed a private placement with the Chairman and CEO for 248,139 common shares at a price of $6.045 per share for total proceeds of $1,500,000.
On May 28, 2009, the Company completed a private placement for 340,020 common shares at a price of $2.941 per share for total proceeds of $1,000,000.

On October 26, 2009, the Company completed a private placement with the Company's Chairman and CEO, for 306,749 common shares at a price of $3.26 per share, resulting in net proceeds of $1,000,000 to the Company.  With completion of this $1,000,000 private placement, the $3,000,000 private placement agreement dated February 1, 2009 between the Company and the Chairman and CEO is complete.

On December 21, 2009, the Company completed private placements 1,155,835 common shares at a price of $2.718 per share for net proceeds of $2,984,479 pursuant to subscription agreements dated November 6, 2009 with arm's length third party European investment funds.

On August 17, 2010, the Company issued 22,166 common shares at a price of $4,286 per share for fee related to convertible debt to an arm's length third party (note 6).
	(c)	Employee stock ownership plan:

On May 1, 2003, the Company established a non-leveraged employee stock ownership plan (ESOP) for all eligible employees, consultants, and directors.  The Company matches 100 percent of participants' contributions up to 5 percent of the participants' salaries and 50 percent of participants' contributions between 6 percent and 30 percent of the participants' salaries.  All contributions vest immediately.  ESOP compensation expense for the year ended August 31, 2010 was $73,361 (2009 - $83,181, 2008 – 62,568) and is included in salaries and benefits expense.

TANZANIAN ROYALTY EXPLORATION CORPORATION (An Exploration Stage Company) Notes to Consolidated Financial Statements (Expressed in Canadian dollars) Years ended August 31, 2010, 2009 and 2008

TANZANIAN ROYALTY EXPLORATION CORPORATION (An Exploration Stage Company) Notes to Consolidated Financial Statements (Expressed in Canadian dollars) Years ended August 31, 2010, 2009 and 2008

8.	Share capital (continued):

	(d)	Restricted share units:

The Restricted Stock Unit (RSU) Plan is designed to compensate employees and directors for their service to the Company.  Of the 500,000 shares authorized for issuance under the Plan, 312,779 shares have been issued as at August 31, 2010, of which 148,165 were issued in 2010 with a value of $664,115; 69,582 were issued in 2009 with a value of $416,316; 62,790 were issued in 2008 with a value of $367,124; and 32,242 were issued in 2007 with a value of $231,627.  A total of 731,271 RSUs have been granted as of August 31, 2010 (2009 – 541,892).  A total of 89,229 RSUs were forfeited since the inception of the Plan, of which 23,460 were forfeited in 2010 resulting in a reversal of unvested compensation cost of $34,538.  Total stock-based compensation expense related to the issue of restricted stock was $650,961 (2009 - $541,633).

	(e)	Contributed surplus:

		Balance, August 31, 2007:	$310,921
		Stock-based compensation	455,893
		Shares issued pursuant to Restricted Share Unit Plan (note 8(d))	(367,124)

		Balance, August 31, 2008:	399,690
		Stock-based compensation	541,633
		Shares issued pursuant to Restricted Share Unit Plan (note 8(d))	(416,316)
		Shares forfeited (note 8(d))	(52,429)

		Balance, August 31, 2009:	472,578
		Stock-based compensation	650,961
		Shares issued pursuant to Restricted Share Unit Plan (note 8(d))	(664,115)
		Shares forfeited (note 8(d))	(34,538)
		Equity conversion value for convertible debt (note 6)	51,319

		Balance, August 31, 2010	$476,205

9.	Related party transactions:

During the year ended August 31, 2010, $381,690 (2009 - $446,927) was paid or payable by the Company to directors for directors' fees.  Directors were paid $75,298 (2009 - $104,877) in cash and $299,314
(2009 - $323,622) in non-cash equivalent RSUs.

The Company engages a legal firm for professional services in which one of the Company's directors is a partner.  During the year ended August 31, 2010, the legal expense charged by the firm was $143,524 (2009 - $257,006), of which $63,568 remains payable at year end.

During the year ended August 31, 2010, $204,777 (2009 - $121,891) was paid or payable by the Company to directors as consulting fee for serving on the Technical Committee.
The above transaction were in the normal course of operations and were measured at the exchange amount which is the amount agreed to by the related parties.

TANZANIAN ROYALTY EXPLORATION CORPORATION (An Exploration Stage Company) Notes to Consolidated Financial Statements (Expressed in Canadian dollars) Years ended August 31, 2010, 2009 and 2008

10.	Commitments:

In addition to the property payments committed to by the Company to maintain options in certain prospecting and mining option agreements (note 3), the Company is committed to rental payments of approximately $13,860 for premises in 2011.

11.	Financial risk:

	(a)	Credit risk:

Credit risk is the risk of an unexpected loss if a third party to a financial instruments fails to meet its contractual obligations.  The Company is subject to credit risk on the cash balances at the bank, its short-term bank investments and accounts and other receivables.  The Company's cash and cash equivalents and short-term bank investments are with Schedule 1 banks or equivalents.  The accounts and other receivables consist of GST/HST receivable from the Custom Revenue Agency and due from the CEO.

	(b)	Liquidity risk:

The Company manages liquidity risk by maintaining adequate cash balances in order to meet short term business requirements.  Because the Company does not currently derive any production revenue from operations, its ability to conduct exploration and development work on its properties is largely based upon its ability to raise capital by equity funding.  Throughout the year, the Company has obtained funding via private placements from various sources, including the Company's Chairman.  Refer to notes 3, 6 and 10 which discussed payments the Company is committed to funding.

	(c)	Interest rate risk:

Interest rate risk is the risk that the fair value or future cash flows of a financial instrument will fluctuate because of changes in market interest rate.  The Company's bank accounts earn interest income at variable rates.  The Company's future interest income is exposed to changes in short-term rates.

The Company's convertible debt fair value is based on market interest rate. As at August 31, 2010 the fair value of the convertible debt agreements did not differ materially from their carrying value.
	(d)	Currency risk:

The Company is exposed to the financial risk related to the fluctuation of foreign exchange rates.  The Company has offices in Canada, USA, and Tanzania, but holds cash mainly in Canadian and United States currencies.  A significant change in the currency exchange rates between the Canadian dollar relative to US dollar could have an effect on the Company's results of operations, financial position, or cash flows.  At August 31, 2010, the Company had no hedging agreements in place with respect to foreign exchange rates.

TANZANIAN ROYALTY EXPLORATION CORPORATION (An Exploration Stage Company) Notes to Consolidated Financial Statements (Expressed in Canadian dollars) Years ended August 31, 2010, 2009 and 2008

11.	Financial risk (continued):

	(d)	Currency risk (continued):
At August 31, 2010, the Company is exposed to currency risk through the following assets and liabilities denominated in US dollars:

		2010		2009

Cash and cash equivalents	CDN$	1,028,109	CDN$	1,128,240
Accounts and other receivables		44,932		14,282
Accounts payable and accrued liabilities		(196,865)		(184,349)

	CDN$	876,176	CDN$	958,173

A 10% change in the Canadian dollar against the United States dollar at August 31, 2010 would have resulted in a change of $87,618 (2009 - $95,815) to net income.

12.	Capital management:

The Company's objective when managing capital is to maintain adequate funds to support its exploration and development of its projects.  The Company considers shareholders' equity as capital.  The adequacy of the capital structure and management approach is assessed on an ongoing basis and is adjusted as necessary after taking into consideration the Company's strategy, metals markets, the mining industry, economic conditions and associated risks.  The Company's capital management approach is reviewed on an ongoing basis.  The Company is not subject to externally imposed capital requirements.

13.	Subsequent events:

(a)
On September 7, 2010 the Company completed a $800,000 private placement pursuant to a subscription agreement dated August 24, 2010 with the Chairman and CEO for 144,430 common shares at a price of $5.539 per share.

(b)
On September 23, 2010, the Company completed a private placement with an arm's length third party consisting of a three-year convertible promissory note in the principal amount of $1,000,000 bearing interest at 3% and convertible into 221,337 common shares at a price of $4.518 per share.

(c)
On October 4, 2010, the Company completed a private placement with arm's length third parties consisting of three-year convertible promissory notes in the aggregate principal amount of $1,060,000 bearing interest at 3% and convertible into 204,772 common shares at a price of $5.1765 per share.

(d)
On November 5, 2010, the Company completed $4,841,600 private placements with arm's length third parties for an aggregate 800,000 common shares at a price of $6.052 per share and an aggregate 200,000 common share purchase warrants exercisable at the price of $7.309 per share and expiring on October 20, 2012.  In addition, the Company paid a finder's fee payable in 64,000 common shares at the subscription price of $6.052 per share.

TANZANIAN ROYALTY EXPLORATION CORPORATION (An Exploration Stage Company) Notes to Consolidated Financial Statements (Expressed in Canadian dollars) Years ended August 31, 2010, 2009 and 2008

13.	Subsequent events (continued):

(e)
The Company entered into Subscription Agreements dated November 10 and 17,2010 for private placements with arm's length third parties for an aggregate 2,553,627 common shares at the price of $5.874/share and an aggregate 638,407 common share purchase warrants exercisable at the price of $7.05 per share exercisable at any time prior to the second anniversary date of the Agreements. In addition, the Company will pay a finder's fee payable in 212,802 common shares at the subscription price of $5.874/share. On November 23, 2010 the Company completed one private placement and 851,209 common shares were issued for proceeds of $5,000,000. 212,802 common share purchase warrants were issued and 68,097 common shares were issued to arm's length third parties in respect of the finder's fee.

14.	Reconciliation between Canadian and United States generally accepted accounting principles:

These financial statements have been prepared in accordance with Canadian generally accepted accounting principles (Canadian GAAP).  A description of United States generally accepted accounting principles (US GAAP) and rules prescribed by the United States Securities and Exchange Commission (SEC) that result in material measurement differences from Canadian GAAP follows:

	(a)	Mineral property and deferred exploration cost:
Under Canadian GAAP, the Company capitalizes mineral property acquisition and exploration costs as described in note 2(e).

For US GAAP purposes, exploration and land use costs on mineral properties are expensed as incurred for US GAAP purposes, until commercially minable deposits are determined to exist within a particular property.  Property acquisition costs are capitalized as incurred and are subject to impairment analysis on occurrence of a triggering event, which is effectively a negative event that differs from the Company's original expectations made at the time of the acquisition.  Such acquisition costs will be amortized on a unit of production basis once production commences.

For Canadian GAAP purposes, cash flows relating to mineral property exploration and land use costs are reported as investing activities in the consolidated statements of cash flows.  For US GAAP purposes, these costs would be characterized as operating activities in the consolidated statements of cash flows.

During the years ended August 31, 2010, 2009, and 2008, the Company wrote down mineral property and deferred exploration costs in its consolidated financial statements prepared in accordance with Canadian GAAP (note 3).  The mineral property exploration costs incurred would previously have been expensed for US GAAP and, as such, have been added back to loss from operations under US GAAP for the years ended August 31, 2010, 2009, and 2008.

TANZANIAN ROYALTY EXPLORATION CORPORATION (An Exploration Stage Company) Notes to Consolidated Financial Statements (Expressed in Canadian dollars) Years ended August 31, 2010, 2009 and 2008

14.	Reconciliation between Canadian and United States generally accepted accounting principles (continued):

(a) Mineral property and deferred exploration cost (continued):

As described in note 2(h), the Company follows the asset and liability method of accounting for income taxes.  This is consistent with the method used for US GAAP purposes.  However, differences to amounts recorded for future income taxes arose in prior years on the application of US GAAP to the financial statements due to the differences in accounting for mineral property exploration and land use costs.  The Company recognizes interest expense and penalties related to income tax uncertainty in the statement of operations, comprehensive loss, and deficit.

(c)	Stock-based compensation:

The Company followed the intrinsic value principles up to August 31, 2005, in measuring compensation expense for employee options.  Under the intrinsic value method, compensation cost is the excess, if any, of the quoted market value of the stock at the measurement date, which is generally the grant date, over the amount an employee must pay to acquire the stock.  The application of the intrinsic value resulted in compensation expense of $61,850 being recognized for stock-based compensation plans for employees prior to August 31, 2001, and no material expense for any of the other periods presented up to August 31, 2005.

On September 1, 2005, the Company adopted the new stock-based compensation for US GAAP purposes, which requires the cost of employee services received in exchange for an award of equity instruments to be based on the grant-date fair value of the award.  The accounting for employee awards under US GAAP was now similar to the Company's accounting policy for Canadian GAAP purposes, and, as such, a GAAP difference does not arise during the year ended August 31, 2006 and there is no cumulative effect on adoption on September 1, 2005.

The cumulative effect of stock options granted to non-employees for the period from implementation of the new US GAAP stock-based compensation rules to August 31, 2002 would have been a $393,078 increase in the deficit and share capital.  There were no options granted to non-employees after August 31, 2002.

With respect to escrowed shares, US GAAP generally considers escrowed shares to be a compensatory arrangement between the Company and the holder of the shares.  Accordingly, the difference between the market value of escrowed shares at the time the shares are eligible for release from escrow and the consideration paid or payable on the issue of the shares is recognized and charged to operations as compensation expense in the period the escrowed shares are eligible for release from escrow.

5,000,000 common shares of the Company held in escrow at August 31, 2002 became eligible for release during fiscal 2003.  Based on the market price at that time, $2,300,000 was charged to operations for US GAAP purposes in 2003.  No charge was made or required under Canadian GAAP.

TANZANIAN ROYALTY EXPLORATION CORPORATION (An Exploration Stage Company) Notes to Consolidated Financial Statements (Expressed in Canadian dollars) Years ended August 31, 2010, 2009 and 2008

14.	Reconciliation between Canadian and United States generally accepted accounting principles (continued):

(d)	Convertible debt:

The Company entered into two convertible debt agreements during the year ended August 31, 2010 (see note 6).  The accounting for convertible debt under US GAAP is different to the Company's accounting policy for Canadian GAAP purposes, and, as such, a GAAP difference does arise during the year ended August 31, 2010. Under US GAAP, the Company assigned a $264,569 value to the equity conversion feature in APIC using the intrinsic value method which was $213,250 higher than that recorded under Canadian GAAP, as described in note 6.  Further, US GAAP requires deferred issuance costs to be recorded as an asset and amortized using the effective interest method whereas under Canadian GAAP requires the amount to be netted against the associated debt.  Accordingly, a reclassification adjustment to the balance sheet of $122,792 was included in the reconciliation note. As such, the financial liability component under US GAAP is $1,764,375 which was $76,851 lower than that recorded under Canadian GAAP and accretion expense under US GAAP is $36,617 which was $13,607 higher than under Canadian GAAP.

(e)	Reconciliation:
The effect of the measurement differences between Canadian GAAP and US GAAP on the consolidated balance sheets and statements of operations and cash flows is summarized as follows:
(i)Assets:

	2010	2009

Assets, under Canadian GAAP	$32,783,560	$29,285,203
Adjustment for mineral properties and deferred exploration (note 14(a)) Adjustment for convertible debt (note 14(d))	(24,027,082) 122,792	(20,996,034)

Assets, under US GAAP	$8,879,270	$8,289,169

TANZANIAN ROYALTY EXPLORATION CORPORATION (An Exploration Stage Company) Notes to Consolidated Financial Statements (Expressed in Canadian dollars) Years ended August 31, 2010, 2009 and 2008

14.	Reconciliation between Canadian and United States generally accepted accounting principles (continued):

	(e)	Reconciliation:
(ii) Share capital and share subscriptions received:

	2010	2009

Share capital and share subscriptions received, under Canadian GAAP	$73,729,459	$68,584,926
Adjustment for stock-based compensation for employees (note 14 (c))	61,850	61,850
Adjustment for stock-based compensation for non-employees (note 14(c))	393,078	393,078
Adjustment for escrow shares (note 14(c))	2,300,000	2,300,000

Share capital and share subscriptions received, under US GAAP	$76,484,387	$71,339,854

(iii) Deficit:

	2010	2009

Deficit, under Canadian GAAP	$(43,884,125)	$(40,456,469)
Adjustment for stock-based compensation for employees (note 14(c))	(61,850)	(61,850)
Adjustment for stock-based compensation for non-employees (note 14(c))	(393,078)	(393,078)
Adjustment for escrow shares (note 14(c))	(2,300,000)	(2,300,000)
Adjustment for mineral property exploration costs (note 14(a)) Adjustment for convertible debt (note 14(d))	(24,027,082) (13,607)	(20,996,034) -

Deficit, under US GAAP	$(70,679,742)	$(64,207,431)

TANZANIAN ROYALTY EXPLORATION CORPORATION (An Exploration Stage Company) Notes to Consolidated Financial Statements (Expressed in Canadian dollars) Years ended August 31, 2010, 2009 and 2008

14.	Reconciliation between Canadian and United States generally accepted accounting principles (continued):

(iv) Loss and loss per share:

	Years ended August 31,
	2010	2009	2008

Loss for the year, under Canadian GAAP	$(3,427,655)	$(4,731,836)	$(3,698,045)
Adjustment for mineral property exploration costs (note 14(a))	(3,031,049)	(2,957,512)	(2,040,385)
Adjustment for convertible debt (note 14(d))	(13,607)	-	-

Loss for the year, under US GAAP	$(6,472,311)	$(7,689,348)	$(5,738,430)

Basic and diluted loss per share, under US GAAP	$(0.07)	$(0.09)	$(0.07)

Weighted average number of shares outstanding	90,892,870	89,041,180	87,372,662

(v) Cash flows:

	Years ended August 31,
	2010	2009	2008

Cash used in operating activities, under Canadian GAAP	(2,515,333)	$(2,638,904)	$(2,633,434)
Adjustment for mineral properties and deferred exploration (note 14(a))	(2,835,896)	(3,591,879)	(2,319,401)

Cash used in operating activities, under US GAAP	$(5,351,229)	$(6,230,783)	$(4,952,835)

Cash used in investing activities, under Canadian GAAP	(3,634,934)	$(3,811,430)	$(2,622,982)
Adjustment for mineral properties and deferred exploration (note 14(a))	2,835,896	3,591,879	2,319,401

Cash provided by (used in) investing activities, under US GAAP	$(799,038)	$(219,551)	$(303,581)
Under US GAAP, there would be no subtotal in the operations section of the cash flow statement.

TANZANIAN ROYALTY EXPLORATION CORPORATION (An Exploration Stage Company) Notes to Consolidated Financial Statements (Expressed in Canadian dollars) Years ended August 31, 2010, 2009 and 2008

14.	Reconciliation between Canadian and United States generally accepted accounting principles (continued):

	(f)	New accounting pronouncements:
(i)
The FASB issued guidance to modify the US generally accepted accounting principles to act as the single source of authoritative accounting principles recognized by the FASB to be applied in preparation of financial statements in conformity with GAAP.  This guidance establishes two levels of GAAP, authoritative and non-authoritative and includes certain grandfathering provisions.  is the guidance was effective for financial statements issued for interim and annual periods ending after September 15, 2009 and there was no material impact on its consolidated financial statements.

(ii)
In April 2009, the FASB issued an amendment to Interim Financial Statement guidance relating of fair value of financial instruments, which requires disclosures about the fair value of financial instruments to be presented in interim financial statements in addition to annual financial statements.  The guidance is effective for interim reporting periods ending after June 15, 2009 and the Company began utilizing the disclosure guidance in first quarter of fiscal year 2010.

(g)	Recent pronouncements:

(i)
In June 2008, the guidance on determining whether instruments granted in share-based payment transactions are participating securities, which clarified whether certain instruments granted in share-based payment transactions are participating securities.  This guidance specified that unvested share-based payment awards that contain non-forfeitable rights to dividends are participating securities and shall be included in the computation of earnings per share pursuant to the “two-class” method.  The “two-class” method allocates undistributed earnings between common shares and participating securities.  This authoritative guidance is effective as of the Company's first quarter of fiscal 2010.  There was no impact on the Company's August 31, 2010 consolidated financial statements resulting from adoption this guidance.

TANZANIAN ROYALTY EXPLORATION CORPORATION (An Exploration Stage Company) Notes to Consolidated Financial Statements (Expressed in Canadian dollars) Years ended August 31, 2010, 2009 and 2008

14.	Reconciliation between Canadian and United States generally accepted accounting principles (continued):

(g)	Recent pronouncements (continued):

(ii)
In June 2009, the FASB amended previous guidance to require an enterprise to perform an analysis to determine whether the enterprise's variable interest or interests give it a controlling financial interest in a variable interest entity.  Additionally, an enterprise is required to assess whether it has an implicit financial responsibility to ensure that a variable interest entity operates as designed when determining whether it has the power to direct the activities of the variable interest entity that most significantly impact the entity's economic performance.  This amendment requires enhanced disclosures that will provide users of financial statements with more transparent information about an enterprise's involvement in a variable interest entity.  It would also require ongoing assessments to determine whether an entity is a variable interest entity and whether an enterprise is the primary beneficiary of a variable interest entity.  The amendment is effective for the Company's fiscal year 2010.  There is no impact on the Company's August 31, 2010 consolidated financial statements resulting from the adoption of this amendment.